Exhibit 99

Contacts:

Media	Investor Relations
Bevin Maguire	Sean Meakim
(704) 654-7023	(704) 627-6200
bevin.maguire@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG THIRD QUARTER RESULTS AND BEATS GUIDANCE
ON SEGMENT MARGIN AND EARNINGS; RAISES FULL YEAR OUTLOOK

•Operating Margin up 90 Basis Points to 19.5%; Segment Margin1 up 60 Basis Points to 21.8%, Exceeding High End of Guidance Range by 60 bps
•Earnings Per Share of $2.28, Adjusted EPS1 of $2.25, Exceeding High End of Guidance Range by 5 Cents
•Operating Cash Flow up 86% to $2.1 Billion; Free Cash Flow1 up 108% to $1.9 Billion
•$1.2 Billion of Capital Deployed to Share Repurchases, Dividends, and Capital Expenditures
•Company Raises Midpoint of Organic Sales Growth, Segment Margin,2 and Adjusted EPS Guidance2,3; Reaffirms Full-Year Free Cash Flow Guidance

CHARLOTTE, N.C., October 27, 2022 -- Honeywell (NASDAQ: HON) today announced results for the third quarter, which met or exceeded the company's guidance. The company also raised the low end of its full-year organic growth and adjusted EPS guidance2,3 ranges and raised its full-year segment margin guidance range.2
The company reported third quarter sales growth of 6% and organic sales growth1 of 9%, or 10% excluding the impact of the wind down of operations in Russia,4 with double-digit organic sales growth in Honeywell Building Technologies, Performance Materials and Technologies, and Aerospace. Operating margin expanded by 90 basis points to 19.5%, or 110 basis points excluding the year-over-year impact of Quantinuum. Segment margin1 expanded by 60 basis points to 21.8%, or 90 basis points excluding the year-over-year impact of Quantinuum,1 led by 250 basis points of segment margin expansion in Safety and Productivity Solutions. Earnings per share was $2.28, up 27% year over year. Adjusted earnings per share1 was $2.25, up 11% year over year and 5 cents above the high end of the company’s guidance range. Operating cash flow was $2.1 billion, up 86% year over year, with an operating cash flow margin of 23.3%. Free cash flow1 was $1.9 billion, up 108% year over year, with a free cash flow margin1 of 21.2%, driven by working capital as a result of improved receivables and inventory.
"Honeywell executed exceptionally well in the third quarter, meeting or exceeding guidance for all metrics," said Darius Adamczyk, chairman and chief executive officer of Honeywell. "Despite ongoing challenges across supply chains, we grew sales by 6% on a reported basis and 9% organically,1 with strong double-digit growth in our advanced materials, commercial aerospace, and building products businesses. Our backlog remains near record levels, closing the third quarter at $29.1 billion,5 up 9% year over year, and providing us with confidence in our demand expectations against an increasingly uncertain macroeconomic backdrop. We continued to reap the benefits of our Honeywell Digital transformation investments made over the past few years and we leveraged these digital tools to drive agile commercial and operational actions, which enabled us to stay ahead of the inflation curve, expand margins, and beat the high end of our adjusted EPS guidance. We also executed on our capital deployment strategy,

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Honeywell Q3’22 Results - 2

deploying $1.2 billion in the quarter, including $0.4 billion of share repurchases, and raising our dividend for the 13th time over 12 consecutive years."
Adamczyk continued, "The Honeywell playbook continues to deliver outstanding results as we successfully maneuver through a challenged operating environment. These operating principles, combined with our attractive end-market exposures and differentiated portfolio of solutions, will allow us to maintain resiliency and continue successfully navigating the current economic crosscurrents. The third quarter was a strong performance for Honeywell, and I remain confident that our best quarters lie ahead."
As a result of the company's third-quarter performance and management's outlook for the remainder of the year, full-year sales are now expected to be in the range of $35.4 billion to $35.7 billion, up 6% to 7% organically, or up 8% to 9% excluding the one-point impact of COVID-driven mask sales declines and one-point impact of lost Russian sales. Segment margin expansion2 is now expected to be in the range of 60 to 80 basis points, including an approximate (30) basis point impact from investments in the Quantinuum business. Adjusted earnings per share2,3 is now expected to be in the range of $8.70 to $8.80. Operating cash flow is expected to be in the range of $5.2 billion to $5.6 billion and free cash flow1 is expected to be $4.7 billion to $5.1 billion. A summary of the company's full-year guidance changes can be found in Table 1.

Third-Quarter Performance
Honeywell sales for the third quarter were up 6% year over year on a reported basis and 9% year over year on an organic basis.1 The third-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the third quarter were up 10% year over year on an organic basis1 led by growth in commercial aviation. Commercial aftermarket demand remained strong as flight hours continued to recover, with both air transport aftermarket and business and general aviation aftermarket sales growing over 20% organically. Commercial original equipment sales increased 30% year over year in the third quarter, primarily driven by higher shipset deliveries to air transport customers. Increased commercial aviation sales were partially offset by lower defense volumes. Segment margin expanded 40 basis points to 27.5%, led by commercial excellence partially offset by cost inflation.
Honeywell Building Technologies sales for the third quarter were up 19% on an organic basis1 year over year including 23% organic sales growth in the building products portfolio. Building solutions also grew double digits organically in the quarter, led by increased project volumes. Segment margin expanded 60 basis points to 24.1% due to commercial excellence, partially offset by cost inflation.
Performance Materials and Technologies sales for the third quarter were up 14% on an organic basis1 year over year despite an approximate 3% headwind from Russia. Sales growth was led by advanced materials, which grew more than 30% organically due to continued pricing actions and improved volumes. Sales strength was also driven by refining catalyst shipments and thermal solutions, both of which were up double digits in the quarter. This growth was partially offset by lower equipment volumes in UOP and lost Russian sales.2 Orders increased double digits year over year, headlined by strength in fluorine products within advanced materials. Segment margin expanded 40 basis points to 22.6%, primarily due to commercial excellence, partially offset by cost inflation.
Safety and Productivity Solutions sales for the third quarter decreased 4% on an organic basis1 year over year. Strength in the advanced sensing and gas detection portions of our sensing and safety technologies business and growth in productivity solutions and services was offset by lower volumes in warehouse and workflow solutions and personal protective equipment. Segment margin reached the highest level since 4Q18, expanding 250 basis
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points year over year to 15.7%, primarily driven by commercial excellence and favorable business mix, partially offset by cost inflation.
In July, the safety and retail and advanced sensing technologies business units were aligned into a new business unit within the Safety and Productivity Solutions segment named sensing and safety technologies, which we will use for reporting purposes going forward. We recast historical periods to reflect this realignment.

Conference Call Details
Honeywell will discuss its third-quarter results and updated full-year guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2022 GUIDANCE2

	Previous Guidance	Current Guidance
Sales	$35.5B - $36.1B	$35.4B - $35.7B
Organic Growth	5% - 7%	6% - 7%
Organic Growth Excluding Impact of COVID-Driven Mask Sales Declines and Lost Russian Sales[4]	7% - 9%	8% - 9%
Segment Margin	21.3% - 21.7%	21.6% - 21.8%
Expansion	Up 30 - 70 bps	Up 60 - 80 bps
Expansion Excluding the Impact of Quantinuum	Up 60 - 100 bps	Up 90 - 110 bps
Adjusted Earnings Per Share[3]	$8.55 - $8.80	$8.70 - $8.80
Adjusted Earnings Growth[3]	6% - 9%	8% - 9%
Operating Cash Flow	$5.5B - $5.9B	$5.2B - $5.6B
Free Cash Flow	$4.7B - $5.1B	$4.7B - $5.1B
Excluding Impact of Quantinuum	$4.9B - $5.3B	$4.9B - $5.3B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	3Q 2022	3Q 2021	Change
Sales	8,951	8,473	6%
Organic Growth[1]			9%
Operating Income Margin	19.5%	18.6%	90 bps
Segment Margin[1]	21.8%	21.2%	60 bps
Earnings Per Share	$2.28	$1.80	27%
Adjusted Earnings Per Share[1]	$2.25	$2.02	11%
Cash Flow from Operations	2,083	1,119	86%
Operating Cash Flow Conversion	134%	89%	45%
Free Cash Flow[1]	1,899	911	108%
Adjusted Free Cash Flow Conversion[1]	124%	64%	60%

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Honeywell Q3’22 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	3Q 2022	3Q 2021	Change
Sales	2,976	2,732	9%
Organic Growth[1]			10%
Segment Profit	818	740	11%
Segment Margin	27.5%	27.1%	40 bps
HONEYWELL BUILDING TECHNOLOGIES
Sales	1,526	1,370	11%
Organic Growth[1]			19%
Segment Profit	368	322	14%
Segment Margin	24.1%	23.5%	60 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES
Sales	2,720	2,510	8%
Organic Growth[1]			14%
Segment Profit	615	558	10%
Segment Margin	22.6%	22.2%	40 bps
SAFETY AND PRODUCTIVITY SOLUTIONS
Sales	1,727	1,861	(7%)
Organic Growth[1]			(4%)
Segment Profit	271	245	11%
Segment Margin	15.7%	13.2%	250 bps
1See additional information at the end of this release regarding non-GAAP financial measures.
2Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.
3Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.
4Lost Russian sales is defined as the year-over-year decline in sales due to the decision to wind down our businesses and operations in Russia. This does not reflect management’s estimate of 2022 Russian sales absent the decision to wind down our businesses and operations in Russia.
5Effective March 31, 2022, performance obligations exclude contracts with customers related to Russia as collectability is not reasonably assured. Backlog V% includes prior year revisions to reflect a prior period correction, which had no impact on our results of operations.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to risks and uncertainties, including the impact of the COVID-19 pandemic and the Russia-Ukraine conflict, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal commitment, expectation, or prospect set forth in this release can or will be achieved. Any forward-looking plans described herein are not final and may be modified or abandoned at any time. We identify the
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Honeywell Q3’22 Results - 5

principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit, excluding Quantinuum;
•Segment margin, on an overall Honeywell basis;
•Segment margin excluding Quantinuum;
•Expansion in segment profit margin percentage;
•Expansion in segment profit margin percentage excluding Quantinuum;
•Organic sales growth;
•Organic sales growth excluding lost Russian sales;
•Organic sales growth excluding COVID-driven mask sales and lost Russian sales;
•Free cash flow;
•Free cash flow excluding Quantinuum;
•Free cash flow margin;
•Adjusted net income attributable to Honeywell;
•Adjusted free cash flow conversion; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product sales	$6,588	$6,233	$19,404	$19,281
Service sales	2,363	2,240	6,876	6,454
Net sales	8,951	8,473	26,280	25,735
Costs, expenses and other
Cost of products sold(1)	4,630	4,463	13,676	13,748
Cost of services sold(1)	1,351	1,283	4,025	3,710
	5,981	5,746	17,701	17,458
Selling, general and administrative expenses(1)	1,228	1,152	3,965	3,595
Other (income) expense	(337)	(215)	(846)	(1,023)
Interest and other financial charges	98	90	270	263
	6,970	6,773	21,090	20,293
Income before taxes	1,981	1,700	5,190	5,442
Tax expense (benefit)	432	427	1,244	1,274
Net income	1,549	1,273	3,946	4,168
Less: Net income (loss) attributable to the noncontrolling interest	(3)	16	(1)	54
Net income attributable to Honeywell	$1,552	$1,257	$3,947	$4,114
Earnings per share of common stock - basic	$2.30	$1.82	$5.81	$5.93
Earnings per share of common stock - assuming dilution	$2.28	$1.80	$5.76	$5.86
Weighted average number of shares outstanding - basic	674.1	690.6	679.3	693.6
Weighted average number of shares outstanding - assuming dilution	679.6	698.9	685.3	702.0

(1)
Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2022	2021	2022	2021
Aerospace	$2,976	$2,732	$8,623	$8,130
Honeywell Building Technologies	1,526	1,370	4,486	4,135
Performance Materials and Technologies	2,720	2,510	7,867	7,408
Safety and Productivity Solutions	1,727	1,861	5,300	6,062
Corporate and All Other	2	—	4	—
Total	$8,951	$8,473	$26,280	$25,735

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,
Segment Profit	2022	2021	2022	2021
Aerospace	$818	$740	$2,338	$2,212
Honeywell Building Technologies	368	322	1,064	942
Performance Materials and Technologies	615	558	1,726	1,522
Safety and Productivity Solutions	271	245	755	840
Corporate and All Other	(120)	(72)	(298)	(155)
Total segment profit	1,952	1,793	5,585	5,361
Interest and other financial charges	(98)	(90)	(270)	(263)
Stock compensation expense (1)	(50)	(56)	(163)	(172)
Pension ongoing income (2)	247	261	748	809
Other postretirement income (2)	10	18	30	53
Repositioning and other charges (3,4)	(100)	(96)	(714)	(338)
Other (5)	20	(130)	(26)	(8)
Income before taxes	$1,981	$1,700	$5,190	$5,442

(1)	Amounts included in Selling, general and administrative expenses.
(2)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses (service costs) and Other income (expense) (non-service cost components).
(3)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
(4)	Includes repositioning, asbestos, and environmental expenses.
(5)	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$7,449	$10,959
Short-term investments	516	564
Accounts receivable, less allowances of $349 and $177, respectively	7,363	6,830
Inventories	5,501	5,138
Other current assets	1,696	1,881
Total current assets	22,525	25,372
Investments and long-term receivables	807	1,222
Property, plant and equipment - net	5,339	5,562
Goodwill	16,974	17,756
Other intangible assets - net	3,220	3,613
Insurance recoveries for asbestos related liabilities	238	322
Deferred income taxes	437	489
Other assets	10,747	10,134
Total assets	$60,287	$64,470
LIABILITIES
Current liabilities:
Accounts payable	$6,118	$6,484
Commercial paper and other short-term borrowings	3,434	3,542
Current maturities of long-term debt	1,315	1,803
Accrued liabilities	7,242	7,679
Total current liabilities	18,109	19,508
Long-term debt	12,236	14,254
Deferred income taxes	2,406	2,364
Postretirement benefit obligations other than pensions	203	208
Asbestos-related liabilities	1,693	1,800
Other liabilities	7,303	7,087
Redeemable noncontrolling interest	7	7
Shareowners’ equity	18,330	19,242
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$60,287	$64,470
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Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$1,549	$1,273	$3,946	$4,168
Less: Net income (loss) attributable to the noncontrolling interest	(3)	16	(1)	54
Net income attributable to Honeywell	1,552	1,257	3,947	4,114
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation	166	171	494	506
Amortization	134	137	411	427
Gain on sale of non-strategic businesses and assets	(10)	(5)	(10)	(95)
Repositioning and other charges	100	96	714	338
Net payments for repositioning and other charges	(96)	(147)	(316)	(505)
Pension and other postretirement income	(257)	(279)	(778)	(862)
Pension and other postretirement benefit receipts (payments)	(9)	(2)	(14)	(29)
Stock compensation expense	50	56	163	172
Deferred income taxes	88	88	208	189
Other	119	171	200	(106)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	244	(292)	(660)	(419)
Inventories	44	(245)	(390)	(516)
Other current assets	163	(226)	125	(324)
Accounts payable	(125)	(23)	(365)	379
Accrued liabilities	(80)	362	(821)	106
Net cash provided by operating activities	2,083	1,119	2,908	3,375
Cash flows from investing activities:
Expenditures for property, plant and equipment	(184)	(208)	(525)	(614)
Proceeds from disposals of property, plant and equipment	—	4	11	18
Increase in investments	(364)	(592)	(834)	(1,989)
Decrease in investments	238	575	884	1,906
Receipts from Garrett Motion Inc.	—	—	409	375
Receipts from settlements of derivative contracts	436	111	773	88
Cash paid for acquisitions, net of cash acquired	—	(7)	(178)	(1,334)
Proceeds from sales of businesses, net of fees paid	—	13	—	203
Net cash provided by (used for) investing activities	126	(104)	540	(1,347)
Cash flows from financing activities:
Proceeds from issuance of commercial paper and other short-term borrowings	2,386	1,282	5,310	3,640
Payments of commercial paper and other short-term borrowings	(2,398)	(1,282)	(5,324)	(3,637)
Proceeds from issuance of common stock	46	57	121	171
Proceeds from issuance of long-term debt	1	2,482	2	2,509
Payments of long-term debt	(1,729)	(2,520)	(1,818)	(3,355)
Repurchases of common stock	(390)	(650)	(2,827)	(2,499)
Cash dividends paid	(669)	(646)	(2,028)	(1,950)
Other	(24)	(41)	(45)	(74)
Net cash used for financing activities	(2,777)	(1,318)	(6,609)	(5,195)
Effect of foreign exchange rate changes on cash and cash equivalents	(231)	(37)	(349)	(21)
Net decrease in cash and cash equivalents	(799)	(340)	(3,510)	(3,188)
Cash and cash equivalents at beginning of period	8,248	11,427	10,959	14,275
Cash and cash equivalents at end of period	$7,449	$11,087	$7,449	$11,087

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Honeywell Q3’22 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Included below are reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell International Inc.
Reconciliation of Organic Sales % Change (Unaudited)

Three Months Ended September 30, 2022
Honeywell
Reported sales % change	6%
Less: Foreign currency translation	(3)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	9%
Sales decline attributable to lost Russian sales	1%
Organic sales % change excluding lost Russian sales	10%

Aerospace
Reported sales % change	9%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	10%

Honeywell Building Technologies
Reported sales % change	11%
Less: Foreign currency translation	(8)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	19%

Performance Materials and Technologies
Reported sales % change	8%
Less: Foreign currency translation	(6)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	14%

Safety and Productivity Solutions
Reported sales % change	(7)%
Less: Foreign currency translation	(3)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	(4)%

We define organic sales percent as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define organic sales growth excluding lost Russian sales as organic sales growth excluding any sales attributable to the substantial suspension and wind down of operations in Russia. We define organic sales growth excluding COVID-driven mask sales and lost Russian sales as organic sales growth excluding any sales attributable to COVID-driven masks and substantial suspension and wind down of operations in Russia. We believe organic sales growth excluding lost Russian sales, and organic sales growth excluding COVID-driven mask sales and lost Russian sales are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

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Honeywell Q3’22 Results - 12

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change, organic sales percent change excluding lost Russian sales or organic sales percent change excluding COVID-driven mask sales and lost Russian sales because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q3’22 Results - 13

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins and Calculation of Segment Profit Margin excluding Quantinuum (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended December 31,
	2022	2021	2021
Operating income	$1,742	$1,575	$6,200
Stock compensation expense (1)	50	56	217
Repositioning, Other (2,3)	128	117	636
Pension and other postretirement service costs (3)	32	45	159
Segment profit	$1,952	$1,793	$7,212

Operating income	$1,742	$1,575	$6,200
÷ Net sales	$8,951	$8,473	$34,392
Operating income margin %	19.5%	18.6%	18.0%
Segment profit	$1,952	$1,793	$7,212
÷ Net sales	$8,951	$8,473	$34,392
Segment profit margin %	21.8%	21.2%	21.0%

Operating income	$1,742	$1,575	$6,200
Add: Quantinuum operating loss (4)	39	15	62
Operating income excluding Quantinuum	$1,781	$1,590	$6,262

Segment profit	$1,952	$1,793	$7,212
Add: Quantinuum segment loss (4)	39	15	62
Segment profit excluding Quantinuum	$1,991	$1,808	$7,274

Net sales	$8,951	$8,473	$34,392
Less: Quantinuum net sales	2	1	5
Net sales excluding Quantinuum	$8,949	$8,472	$34,387

Operating income margin % excluding Quantinuum	19.9%	18.8%	18.2%
Segment profit margin % excluding Quantinuum	22.2%	21.3%	21.2%

Expansion in operating income margin % excluding Quantinuum	110 bps	Not Reported	Not Reported
Expansion in segment profit margin % excluding Quantinuum	90 bps	Not Reported	Not Reported
Expansion in operating income margin %	90 bps	Not Reported	Not Reported
Expansion in segment profit margin %	60 bps	Not Reported	Not Reported

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Honeywell Q3’22 Results - 14

(1)	Included in Selling, general and administrative expenses.
(2)
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended September 30, 2022, other charges include a benefit of $16 million primarily related to a favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate, in addition to the recovery of outstanding accounts receivable previously reserved against, partially offset by additional charges for called guarantees, related to the initial suspension and wind down of our businesses and operations in Russia. For the three months ended September 30, 2022, and twelve months ended December 31, 2021, other charges include $17 million and $105 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.

(3)	Included in Cost of products and services sold and Selling, general and administrative expenses.
(4)
For the three months ended September 30, 2021, and the twelve months ended December 31, 2021, Quantinuum operating loss and segment loss includes the operating loss and segment loss of Honeywell Quantum Solutions, a wholly-owned subsidiary of Honeywell, prior to the November 29, 2021, combination of Honeywell Quantum Solutions and Cambridge Quantum Computing, resulting in the formation of Quantinuum.

We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit excluding Quantinuum as segment profit excluding segment profit attributable to Quantinuum. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We define segment profit margin excluding Quantinuum, as segment profit excluding Quantinuum divided by net sales excluding Quantinuum. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define expansion in segment profit margin percentage as the year-over-year increase in segment profit margin percentage. We define expansion in segment profit margin percentage excluding Quantinuum as the year-over-year increase in segment profit margin percentage excluding Quantinuum. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of segment profit and segment profit excluding the impact of Quantinuum, on an overall Honeywell basis, to operating income has not been provided for all forward-looking measures of segment profit and segment margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of segment profit to operating income will be included within future filings.
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Honeywell Q3’22 Results - 15

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended December 31,
	2022	2021	2021	2022(E)
Earnings per share of common stock - diluted (1)	$2.28	$1.80	$7.91	$8.21 - $8.31
Pension mark-to-market expense (2)	—	—	0.05	No Forecast
Changes in fair value for Garrett equity securities (3)	—	—	(0.03)	—
Garrett related adjustments (4)	—	—	0.01	—
Gain on sale of retail footwear business (5)	—	(0.01)	(0.11)	—
Expense related to UOP Matters (6)	—	0.23	0.23	0.07
Russian-related charges (7)	(0.02)	—	—	0.43
Gain on sale of Russian entity (8)	(0.01)	—	—	(0.01)
Adjusted earnings per share of common stock - diluted	$2.25	$2.02	$8.06	$8.70 - $8.80

(1)
For the three months ended September 30, 2022, and 2021, adjusted earnings per share utilizes weighted average shares of approximately 679.6 million and 698.9 million, respectively. For the twelve months ended December 31, 2021, adjusted earnings per share utilizes weighted average shares of approximately 700.4 million. For the twelve months ended December 31, 2022, expected earnings per share utilizes weighted average shares of 683 million.

(2)	Pension mark-to-market expense uses a blended tax rate of 25%, net of tax expense of $10 million for 2021.
(3)	For the twelve months ended December 31, 2021, the adjustment was $19 million, net of tax expense of $5 million, due to changes in fair value for Garrett equity securities.
(4)
For the twelve months ended December 31, 2021, the adjustment was $7 million, without tax benefit, due to a non-cash charge associated with the reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021.

(5)
For the three months ended September 30, 2021, and twelve months ended December 31, 2021, the adjustments were $4 million and $76 million, respectively, net of tax expense of $1 million and $19 million, respectively, due to the gain on sale of the retail footwear business.

(6)
For the twelve months ended December 31, 2022, the adjustment was $50 million, without tax benefit, due to an expense related to UOP matters. For the three months ended September 30, 2021, and twelve months ended December 31, 2021, the adjustment was $160 million, without tax benefit, due to an expense related to UOP matters.

(7)
For the three months ended September 30, 2022, the adjustment was $16 million, without tax benefit, primarily related to favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate, in addition to the recovery of outstanding accounts receivable previously reserved against, partially offset by additional charges for called guarantees, related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, the adjustment was $293 million, including a tax valuation allowance benefit of $2 million, to exclude charges and the accrual of reserves related to outstanding accounts receivable and contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, called guarantees, and a tax valuation allowance related to the initial suspension and wind down of our businesses and operations in Russia.

(8)	For the three months ended September 30, 2022, the adjustment was $10 million, without tax benefit, due to the gain on sale of a Russian entity.

We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments and other relevant factors, these assumptions are subject to change.
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Honeywell Q3’22 Results - 16

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow, Reconciliation of Net Income Attributable to Honeywell to Adjusted Net Income Attributable to Honeywell, and Calculation of Adjusted Free Cash Flow Conversion (Unaudited)
(Dollars in millions)

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Cash provided by operating activities	$2,083	$1,119
Expenditures for property, plant and equipment	(184)	(208)
Garrett cash receipts	—	—
Free cash flow	$1,899	$911
Net income attributable to Honeywell	$1,552	$1,257
Changes in fair value for Garrett equity securities (1)	—	2
Gain on sale of retail footwear business (2)	—	(4)
Expense related to UOP Matters (3)	—	160
Russian-related charges (4)	(16)	—
Gain on sale of Russian entity (5)	(10)	—
Adjusted net income attributable to Honeywell	$1,526	$1,415
Cash provided by operating activities	$2,083	$1,119
÷ Net income attributable to Honeywell	$1,552	$1,257
Operating cash flow conversion %	134%	89%
Free cash flow	$1,899	$911
÷ Adjusted net income attributable to Honeywell	$1,526	$1,415
Adjusted free cash flow conversion %	124%	64%

(1)	For the three months ended September 30, 2021, the adjustment was $2 million, without tax benefit, changes in fair value for Garrett equity securities.
(2)	For the three months ended September 30, 2021, the adjustment was $4 million, net of tax expense of $1 million, due to a gain on sale of the retail footwear business.
(3)	For the three months ended September 30, 2021, the adjustment was $160 million, without tax benefit, due to an expense related to UOP matters.
(4)
For the three months ended September 30, 2022, the adjustment was $16 million, without tax benefit, primarily related to a favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate, in addition to the recovery of outstanding accounts receivable previously reserved against, partially offset by additional charges for called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.

(5)	For the three months ended September 30, 2022, the adjustment was $10 million, without tax benefit, due to the gain on sale of a Russian entity.

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define adjusted net income attributable to Honeywell as net income attributable to Honeywell adjusted to exclude various items as listed above. We define adjusted free cash flow conversion as free cash flow divided by adjusted net income attributable to Honeywell.

We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q3’22 Results - 17

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Cash Flow Margin (Unaudited)
(Dollars in millions)

Three Months Ended September 30, 2022
Cash provided by operating activities	$2,083
Expenditures for property, plant and equipment	(184)
Garrett cash receipts	—
Free cash flow	1,899
Cash provided by operating activities	$2,083
÷ Net sales	$8,951
Operating cash flow margin %	23.3%
Free cash flow	$1,899
÷ Net sales	$8,951
Free cash flow margin %	21.2%

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define free cash flow margin as free cash flow divided by net sales.

We believe that free cash flow and free cash flow margin are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. These metrics can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q3’22 Results - 18

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow and Expected Free Cash Flow Excluding Quantinuum (Unaudited)

Twelve Months Ended December 31, 2022(E) ($B)
Cash provided by operating activities	~$5.2 - $5.6
Expenditures for property, plant and equipment	~(0.9)
Garrett cash receipts	0.4
Free cash flow	~$4.7 - $5.1
Free Cash flow attributable to Quantinuum	0.2
Free cash flow excluding Quantinuum	~$4.9 - $5.3

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus anticipated cash receipts from Garrett. We define free cash flow excluding Quantinuum as free cash flow less free cash flow attributable to Quantinuum.

We believe that free cash flow and free cash flow excluding Quantinuum are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.